PACIFIC GLOBAL ETF TRUST

PACIFIC GLOBAL US EQUITY INCOME ETF

PRIVATE OFFERING (SEED MONEY) AGREEMENT

This Private Offering (Seed Money) Agreement (the “Agreement”) made this 19th day of December, 2018, by and between Pacific Global ETF Trust, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”), on behalf of its series portfolio Pacific Global US Equity Income ETF (the “Fund”), and Pacific Life Insurance Company (the “Subscriber”).

l. The Subscriber subscribes for and agrees to purchase from the Trust 4000 shares of the Fund, for a purchase price of $25 per share.

2. The Subscriber represents and warrants that the shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof.  The Subscriber is purchasing the shares pursuant to Section 14 of the Investment Company Act of 1940 in order to provide the seed capital for the Fund prior to the commencement of the public offering of its shares.

3. This Agreement is executed on behalf of the Trust by the Trust’s officers as officers of the Trust and not individually and the obligations imposed upon the Trust by this Agreement are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.  The execution and delivery of this Agreement has been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the  property of the Trust.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

Pacific Life Insurance Company

Signature:	/s/ Mark R. Falk

By:	Mark R. Falk
Title:	Vice President

Signature:	/s/ JG Lallande

By:	JG Lallande
Title:	Assistant Secretary

Pacific Global ETF Trust

Signature:	/s/ Joshua B Schwab

By:	Joshua B. Schwab
Title:	Vice President

Signature:	/s/ JG Lallande

By:	JG Lallande
Title:	Assistant Secretary

4840-4827-4308.2